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                                                                     Exhibit 5.2
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INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE MD 21201-0000

                                    Employer Identification Number:  23-1699163
Date:  May 26, 1995                 File Folder Number:  521015640
                                    Person to Contact:  Larry Winder
RHONE-POULENC RORER INC             Contact Telephone Number:  (215) 597-8951
C/O PHILIP Y LIN ESQUIRE            Plan Name:  RHONE-POULENC RORER
MORGAN LEWIS & BOCKIUS              EMPLOYEE SAVINGS PLAN
2000 ONE LOGAN SQUARE               Plan Number:  005
PHILADELPHIA, PA 19103



     Dear Applicant:

          We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

          Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

          The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

          This letter relates only to the status of your plan under the Internal Revenue Code. it is not a determination regarding the effect of other federal or local statutes.

          This determination letter is applicable for the amendment(s) adopted on November 15, 1994.

          This plan has been mandatorily desegregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

          This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

          This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

          This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.


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          We have sent a copy of this letter to your representative as indicated
     in the power of attorney.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                Sincerely yours,


                                                /s/ Paul M. Harrington
                                                District Director

     Enclosures:
     Publication 794
     Reporting & Disclosure Guide
       for Employee Benefit Plans